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                                                         Superior Services, Inc.
                                                One Honey Creek Corporate Center
                                                125 South 84th Street, Suite 200
                                                             Milwaukee, WI 53214
                                                                  (414) 479-7800
                                                              FAX (414) 479-7400

                                                                   June 18, 1999

Dear Shareholders:

    On behalf of the Board of Directors of Superior Services, Inc. (the "Company"), I am pleased to inform you that on June 11, 1999 the Company entered into a definitive Agreement and Plan of Merger (the "Merger Agreement") with Vivendi ("Parent") and Onyx Solid Waste Acquisition Corp., an indirect wholly-owned subsidiary of Parent ("Purchaser"), pursuant to which Purchaser has today commenced a tender offer to purchase all of the outstanding shares (the "Shares") of the common stock of the Company at $27.00 per share in cash (the "Offer").

    Following the successful completion of the Offer, upon approval by a shareholder vote and receipt of all necessary state solid waste regulatory approvals, Purchaser will be merged into the Company (the "Merger"), and all Shares not purchased pursuant to the Offer will be converted into the right to receive $27.00 per Share in cash without interest (except any Shares as to which the holder has properly exercised appraisal rights).

    YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER ALL OF THEIR SHARES.

    In arriving at its recommendation, the Board of Directors gave careful consideration to the factors described in the enclosed Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being filed with the Securities and Exchange Commission, including, among other things, the opinion, dated June 11, 1999, of Robert W. Baird & Co. Incorporated, one of the Company's financial advisors, that as of such date, the $27.00 per Share cash consideration to be received by the holders of Shares in the Offer and the Merger (other than Parent and its affiliates) is fair to such holders from a financial point of view.

    IN ADDITION TO THE ATTACHED SCHEDULE 14D-9, ALSO ENCLOSED IS THE OFFER TO PURCHASE, DATED JUNE 18, 1999, TOGETHER WITH RELATED MATERIALS, INCLUDING A LETTER OF TRANSMITTAL, TO BE USED FOR TENDERING YOUR SHARES IN THE OFFER. THESE DOCUMENTS STATE THE TERMS AND CONDITIONS OF THE OFFER AND THE MERGER AND PROVIDE INSTRUCTIONS AS TO HOW TO TENDER YOUR SHARES. I URGE YOU TO READ THESE DOCUMENTS CAREFULLY IN MAKING YOUR DECISION WITH RESPECT TO TENDERING YOUR SHARES PURSUANT TO THE OFFER.

                                          Sincerely,

                                          /s/ G. W. Dietrich

                                          G. William Dietrich
                                          President and Chief Executive Officer